Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS FISCAL 2018 SECOND QUARTER FINANCIAL RESULTS

Sales Increase $4.4 Million, or 10%, Over the Prior Year Quarter with Growth in Both the Enterprise and Education Divisions
Gross Profit of $32.7 Million, up 17%, Gross Margin Improves to 70.3% Compared with 66.4% in the Second Quarter of Fiscal 2017
Operating Cash Flows Increase to $9.4 Million in Fiscal 2018 Compared with $6.8 Million for Fiscal 2017
Paying Subscribers Grow 39% Year-Over-Year in Second Quarter to 510,000

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its second quarter of fiscal 2018, which ended on February 28, 2018.

Introduction

With the fiscal 2016 launch of the All Access Pass (AAP), the Company began a major transition in its business model.  Previously, the Company sold content and solutions one course, or one solution at a time, and often to only one team at a time.  However, two years ago the Company determined that it could better serve its clients, and substantially expand the breadth and depth of its client impact by offering its world-class content and offerings through subscription-based services, featuring the All Access Pass in the Enterprise Division and The Leader in Me membership in the Education Division.  These new offerings are changing the way in which clients engage with the Company; the extent of both the impact and reach they can have within their organizations; and the flexibility and agility with which they can develop leaders and teams to improve their organization's results.  For example, the All Access Pass subscription provides the Company's clients with a compelling value proposition in which they receive: (1) unlimited access to the Company's current and continually-updated and expanding assemblage of some of the world's most impactful content and solutions; (2) the ability to assemble, integrate, and deliver these solutions through an almost limitless combination of delivery modalities, in 16 languages worldwide; (3) the services of an implementation specialist to help them curate and organize the content and solutions in the AAP into "impact journeys" that exactly meet their needs; (4) at a cost per population trained which is less than or equal to that offered by other providers for just a single course through a single delivery modality; and with (5) an array of affordable add-on implementation services to help clients accomplish their key "jobs-to-be-done."  In the Education Division, The Leader In Me membership provides the Company's educational institution clients with a portal to access content and tools as well as a coach to help schools successfully develop, implement, and utilize The Leader In Me program.

While the transition to this new, flexible subscription model has impacted the portion of the Company's contracted revenue which is recognized in a given period (since subscription revenue is generally deferred and recognized over the corresponding contract period), its progress is increasingly evident both with clients, and in the Company's reported financial results.  Subscription clients are generally making larger initial purchases than they did traditionally, then further expanding the populations covered by their subscription, and are purchasing significant amounts of additional services to help them increase the impact within their organizations.  With retention of these customers' subscription revenue at more than 90%, combined with a significant increase in the sales of add-on services,  the benefits of this business model became evident in the first two quarters of fiscal 2018 as sales increased 15% over the prior year to $94.5 million (net of the disruption of the Company's legacy facilitator and onsite sales channels).  Gross profit for the first half of fiscal 2018 increased to $65.6 million, growth of 23%, and gross margin percentage improved to 69.4% compared with 65.1% in the first two quarters of fiscal 2017.  Increased sales and gross profit during the first two quarters of fiscal 2018 were partially offset by increased operating expenses, as the Company continues to transition to a subscription model and makes investments in content and technology portals to support the future growth of this business.  The Company believes that fiscal 2018 represents a key inflection point that will generally begin a pattern of accelerated increases in financial performance compared with prior periods.  The continued growth and momentum in the Company's subscription and subscription-related revenues is reflected in the 39% increase in the number of paid subscribers to approximately 510,000, compared with February 28, 2017, and the significant growth in add-on service sales.  The ongoing transition to a subscription-based business model is expected to result in an increasing portion of the Company's sales being subscription-related, thereby increasing the amount of the Company's contracted revenue which is deferred, compared with the prior year.

Financial Overview

The following is a summary of key financial results for the quarter ended February 28, 2018:

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Revenue:  Consolidated revenue for the second quarter of fiscal 2018 increased 10% and totaled $46.5 million, compared with $42.2 million in the second quarter of fiscal 2017.  In addition to the recognition of previously deferred high-margin subscription revenues, the Company's sales were also favorably impacted by increased Education Division revenues, increased international direct office sales (each of which posted year-over-year growth in the quarter), the impact of businesses acquired in the second half of fiscal 2017, increased book and audio sales, and increased government office sales.  These increases were partially offset by decreased legacy facilitator and onsite training revenues.

▪
Deferred Subscription Revenue and Unbilled Deferred Revenue:  During the quarter ended February 28, 2018, the Company invoiced $14.4 million of new subscription contracts and recognized $13.7 million of previously deferred revenue.  At February 28, 2018, the Company had $32.1 million of deferred subscription revenue on its balance sheet, a $16.0 million, or 99%, increase over deferred subscription revenues on its balance sheet at February 28, 2017.  At February 28, 2018, the Company had $15.1 million of unbilled deferred revenue, compared with $1.7 million of unbilled revenue at February 28, 2017.  Unbilled deferred revenue represents business that is contracted but unbilled, and excluded from the Company's balance sheet.

▪
Gross profit:  Second quarter 2018 gross profit was $32.7 million, an increase of $4.7 million, or 17%, compared with $28.0 million in the prior year.  The Company's gross margin for the quarter ended February 28, 2018 increased to 70.3% of sales compared with 66.4% in the second quarter of fiscal 2017.  The increase in gross profit and improved gross margin was primarily due to a change in the mix of revenues, as subscription revenues, including the All Access Pass, continue to grow.

▪
Operating Expenses:  The Company's operating expenses in the second quarter of fiscal 2018 increased by $5.4 million compared with the prior year, which was primarily due to a $5.7 million increase in selling, general, and administrative (SG&A) expenses primarily related to investments to support the growth of the All Access Pass, a $0.7 million increase in amortization expense, and a $0.5 million increase in depreciation expense.  These increases were partially offset by $1.5 million of contract termination costs that did not repeat in fiscal 2018.  Increased SG&A expenses were primarily due to increased associate costs resulting from investments in new implementation specialists, additional sales and sales related personnel, especially in the Education Division, and increased commission expense related to increased sales; $1.4 million of increased expense from the change in the fair value of contingent liabilities from previous business acquisitions; SG&A expense from businesses acquired in the second half of fiscal 2017; increased advertising expense to promote the All Access Pass; and increased computer expenses primarily related to the implementation of a new Enterprise Resource Planning (ERP) system, which successfully launched in December 2017.

▪
Operating Income (Loss):  The Company reported a loss from operations for the second quarter of $(5.1) million compared with a loss from operations of $(4.5) million in the second quarter of the prior year.

▪	Adjusted EBITDA: Adjusted EBITDA for the second quarter was a loss of $(0.7) million, compared with a loss of $(0.4) million in the second quarter of fiscal 2017.
▪
Net Income (Loss):  The Company reported a net loss of $(2.7) million, or $(.20) per share, for the quarter ended February 28, 2018, compared with a net loss of $(3.3) million, or $(.24) per share, in the second quarter of fiscal 2017, reflecting the above-noted factors.  The Company's income tax benefit was larger than the prior year primarily due to a $1.2 million one-time benefit from the recently enacted Tax Cut and Jobs Act.

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Cash and Liquidity Remain Strong:  The Company's balance sheet and liquidity position remained healthy through the second quarter of fiscal 2018.  The Company had $10.8 million of cash at February 28, 2018, compared with $8.9 million at August 31, 2017.  Cash flows from operating activities increased to $9.4 million compared with $6.8 million in the prior year.  At February 28, 2018, the Company had $20.1 million of available borrowing capacity on its revolving line of credit facility.

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Fiscal 2018 Outlook:  Based on anticipated increases in its subscription business, the Company reaffirms its previously announced Adjusted EBITDA guidance for fiscal 2018, which is expected to be in the range of $10 million to $15 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, "We are excited about the impact which the All Access Pass and The Leader In Me membership subscription offerings are having on the ability of our clients to impact their organizations.  We are also pleased that the transition to the subscription model continues to accelerate, with subscription and related revenue growing 55% in the quarter, and our number of paying subscribers increasing 39% to 510,000.  We believe that fiscal 2018 represents an important inflection point, where we expect to achieve strong revenue growth, increased gross profit, continued strong gross margins, and a significantly increasing and accelerating flow-through of this revenue to increases in Adjusted EBITDA and cash flows under any of a wide variety of revenue growth scenarios."

Fiscal 2018 Year-to-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2018 increased 15% to $94.5 million compared with $82.0 million in the first half of fiscal 2017.  In addition to the recognition of deferred subscription revenues as previously described, the Company's sales were also favorably impacted by businesses acquired during the second half of fiscal 2017, increased Education Division revenues, increased international direct office sales, and increased government office sales.  During the two quarters ended February 28, 2018, the Company invoiced $22.3 million of new subscription contracts and recognized $26.6 million of previously deferred revenues.  Consolidated gross profit was $65.6 million compared with $53.3 million in the first two quarters of the prior year.  Gross margin for the first half of fiscal 2018 improved to 69.4% compared with 65.1% in the prior year.  The increase in gross profit and improved gross margin percentage was primarily due to a change in the mix of revenues that featured increased high-margin subscription sales.

Operating expenses for the first two quarters of fiscal 2018 increased $10.8 million compared with the corresponding quarters of fiscal 2017.  The increase was primarily due to a $10.5 million increase in SG&A expenses primarily driven by investments expected to produce future growth, a $1.3 million increase in amortization expense resulting from recent business acquisitions, and a $0.5 million increase in depreciation expense.  The Company's SG&A expenses increased primarily due to investments in new implementation specialists, sales and sales-related personnel (including new personnel from acquired businesses), and increased commissions on higher sales; a $2.6 million change in expense from adjusting the fair value of estimated contingent consideration liabilities from previous business acquisitions; and increased computer expenses primarily related to the implementation of the Company's new ERP system.  The Company's loss from operations through February 28, 2018 was $(8.4) million compared with a loss of $(9.9) million in the first half of fiscal 2017.  Adjusted EBITDA for the two quarters ended February 28, 2018 improved $3.1 million to a loss of $(0.1) million compared with a $(3.2) million loss in fiscal 2017.  Net loss for the first two quarters of fiscal 2018 was $(5.1) million, or $(.37) per share, compared with a $(7.3) million loss, or $(.53) per share, in the first half of fiscal 2017.

Earnings Conference Call

On Wednesday, April 4, 2018, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 28, 2018.  Interested persons may participate by dialing 888-771-4371 (International participants may dial 847-585-4405), access code: 46695788.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m6/p/icu42ien.  A replay will be available from April 4 (7:30 p.m. ET) through April 11, 2018 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 46695788#.  The webcast will remain accessible through April 11, 2018 on the Investor Relations area of the Company's Web site at: http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company's future results and profitability; expected Adjusted EBITDA and growth in deferred revenues in fiscal 2018; expected growth and improved profitability of the subscription-based business model; and other goals relating to the growth of the Company.  Forward-looking statements are based upon management's current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; renewals of subscription contracts; the impact of new sales personnel; the impact of deferred revenues on future financial results; market acceptance of new products or services, including the new AAP portal; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company's most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company's control or influence, any one of which may cause future results to differ materially from the Company's current expectations, and there can be no assurance that the Company's actual future performance will meet management's expectations.  These forward-looking statements are based on management's current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, "Adjusted EBITDA," to consolidated net loss, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income taxes, amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to estimate and dependent on future events which may be uncertain or out of the Company's control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver our offerings such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com) is a global, public company specializing in organizational performance improvement.  We help organizations and individuals achieve results that require a change in human behavior.  Our expertise is in seven areas: leadership, execution, productivity, trust, sales performance, customer loyalty and education.  Over its history, Franklin Covey clients have included 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey has more than 100 direct and partner offices providing professional services in over 150 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2018	2017	2018	2017

Net sales	$46,547	$42,196	$94,479	$81,983

Cost of sales	13,803	14,165	28,867	28,643
Gross profit	32,744	28,031	65,612	53,340

Selling, general, and administrative	35,097	29,370	68,921	58,465
Contract termination costs	-	1,500	-	1,500
Depreciation	1,379	928	2,280	1,794
Amortization	1,395	721	2,791	1,443
Loss from operations	(5,127)	(4,488)	(8,380)	(9,862)

Interest expense, net	(638)	(514)	(1,125)	(1,019)
Loss before income taxes	(5,765)	(5,002)	(9,505)	(10,881)

Income tax benefit	3,025	1,669	4,373	3,590
Net loss	$(2,740)	$(3,333)	$(5,132)	$(7,291)

Net loss per common share:
Basic and diluted	$(0.20)	$(0.24)	$(0.37)	$(0.53)

Weighted average common shares:
Basic and diluted	13,867	13,825	13,796	13,808

Other data:
Adjusted EBITDA(1)	$(668)	$(367)	$(66)	$(3,186)

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Loss to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Loss to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2018	2017	2018	2017
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(2,740)	$(3,333)	$(5,132)	$(7,291)
Adjustments:
Interest expense, net	638	514	1,125	1,019
Income tax benefit	(3,025)	(1,669)	(4,373)	(3,590)
Amortization	1,395	721	2,791	1,443
Depreciation	1,379	928	2,280	1,794
Stock-based compensation	779	1,564	1,736	2,777
Contract termination costs	-	1,500	-	1,500
Increase (reduction) to contingent earnout liability	477	(924)	652	(1,936)
ERP implementation costs	429	306	855	593
China start-up costs	-	26	-	505

Adjusted EBITDA	$(668)	$(367)	$(66)	$(3,186)

Adjusted EBITDA margin	-1.4%	-0.9%	-0.1%	-3.9%

FRANKLIN COVEY CO.
Additional Sales Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 28,	February 28,	February 28,	February 28,
	2018	2017	2018	2017
Sales Detail by Segment:
Direct offices	$33,275	$30,137	$67,471	$56,520
Education	9,007	7,848	18,183	16,591
International licensees	3,046	2,937	6,366	6,369
Corporate and other	1,219	1,274	2,459	2,503

Total	$46,547	$42,196	$94,479	$81,983

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 28,	August 31,
	2018	2017
Assets
Current assets:
Cash	$10,760	$8,924
Accounts receivable, less allowance for
doubtful accounts of $2,933 and $2,310	48,730	66,343
Receivable from related party	794	1,020
Inventories	3,520	3,353
Income taxes receivable	549	259
Prepaid expenses and other current assets	11,997	11,936
Total current assets	76,350	91,835

Property and equipment, net	21,294	19,730
Intangible assets, net	54,512	57,294
Goodwill	24,220	24,220
Long-term receivable from related party	49	727
Deferred income tax assets	5,936	1,647
Other long-term assets	14,585	15,278
	$196,946	$210,731

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,978	$1,868
Current portion of term notes payable	6,250	6,250
Accounts payable	9,108	9,119
Deferred revenue	36,136	40,772
Accrued liabilities	18,986	22,617
Total current liabilities	72,458	80,626

Line of credit	9,919	4,377
Term notes payable, less current portion	9,688	12,813
Financing obligation, less current portion	20,055	21,075
Other liabilities	4,421	5,742
Deferred income tax liabilities	41	1,033
Total liabilities	116,582	125,666

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	210,007	212,484
Retained earnings	64,324	69,456
Accumulated other comprehensive income	1,019	667
Treasury stock at cost, 13,179 and 13,414 shares	(196,339)	(198,895)
Total shareholders' equity	80,364	85,065
	$196,946	$210,731